Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS THIRD QUARTER 2010

EARNINGS OF $2.7 MILLION, OR $0.18 PER DILUTED SHARE;

DECLARES QUARTERLY DIVIDEND OF $0.08 PER SHARE

WEST SPRINGFIELD, MA—October 22, 2010—United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.7 million, or $0.18 per diluted share, for the third quarter of 2010 compared to net income of $1.9 million, or $0.13 per diluted share, for the corresponding period in 2009. Excluding expenses totaling $270,000 related to the acquisition of Commonwealth National Bank, net income would have been $2.2 million, or $0.14 per diluted share, for the third quarter of 2009. For the nine months ended September 30, 2010, net income was $7.4 million, or $0.48 per diluted share, compared to net income of $4.6 million or $0.30 per diluted share, for the same period in 2009. Excluding acquisition-related expenses of $1.1 million, losses from sales of securities totaling $189,000, impairment charges on securities of $145,000 and the related tax benefit of $446,000, net income would have been $8.4 million, or $0.54 per diluted share, in 2010. Excluding non-deductible acquisition-related expenses totaling $1.4 million, net income would have been $6.0 million, or $0.39 per diluted share, for the comparable 2009 period. The Company also announced a quarterly cash dividend of $0.08 per share, payable on December 7, 2010 to shareholders of record as of November 15, 2010.

“We are pleased with our overall performance, which reflects improvement in net interest margin, growth in average loans and deposits, fee income expansion and a very positive contribution from our Worcester franchise,” commented Richard B. Collins, President and Chief Executive Officer. Mr. Collins further remarked that “we continue to diligently manage our asset quality while also focusing on executing our business plan and maintaining a healthy balance sheet, a substantial capital base and a strong liquidity level.”

Earnings Highlights

The improved quarterly operating results were primarily due to growth in net interest income, driven by net interest margin expansion and an increase in average interest earning assets, partially offset by an increase in non-interest expense. The improvement in earnings per share was influenced by growth in earnings and the positive impact of stock repurchases.

Net interest income increased $3.2 million, or 32%, to $13.2 million for the third quarter of 2010 as a result of net interest margin expansion and an increase in average interest earning assets. Net interest margin increased 26 basis points to 3.64% for the three months ended September 30, 2010, from 3.38% for the same period in 2009 due to amortization of certain acquisition accounting adjustments totaling $434,000 and improved spreads. These items were partially offset by an increased cost to fund stock repurchases, growth in excess cash balances held in low-yielding Federal Reserve Bank and Federal Home Loan Bank accounts and an increase in non-performing loans. Total average earning assets increased $266 million, or 23%, to $1.447 billion for the third quarter of 2010 due in large part to the acquisition of Commonwealth National Bank in the fourth quarter of 2009 and, to a lesser extent, loan origination activity. These items were partially offset by loan and investment security sales as well as prepayments and normal amortization of the existing loan and mortgage-backed securities portfolio.

The provision for loan losses decreased by $50,000, or 6%, to $750,000 for the three months ended September 30, 2010 driven by improvement in credit quality, a decrease in net loan originations and loan sales.

Non-interest income increased by $118,000, or 6%, to $2.1 million for the three months ended September 30, 2010 reflecting growth of $62,000, or 46%, in wealth management income and $38,000, or 3%, in fee income on deposit accounts. The 2010 results include gains of $212,000 on sales of $20.5 million in lower coupon fixed rate residential mortgages and losses totaling $189,000 from sales of $3.0 million in substandard municipal securities as well as Fannie Mae and Freddie Mac stock.

Non-interest expense grew $2.4 million, or 29%, to $10.5 million for the third quarter of 2010 from $8.1 million in the same period last year, in large part reflecting additional costs for the Worcester operations. Salaries and benefits expense increased $1.5 million, or 32%, mainly reflecting the acquisition, and to a lesser extent, annual wage increases and a larger incentive accrual due to improved operating performance. Professional fees increased $220,000, or 104%, primarily due to additional costs associated with our Worcester operations, loan workout activities and third party loan reviews.

Balance Sheet Activity:

Total assets were $1.545 billion, essentially flat in comparison to prior year end, reflecting declining loan balances offset by an increase in excess cash.

Total loans decreased $23.8 million, or 2%, to $1.098 billion at September 30, 2010 reflecting the impact of weak demand, loan prepayments and normal amortization on the residential real estate, construction and consumer portfolios. The residential portfolio was also affected by the sale of $21 million in lower coupon, fixed-rate residential mortgages. These items were offset in part by growth in commercial mortgages, commercial loans and home equity loans.

Total deposits increased $70.7 million, or 7%, to $1.110 billion at September 30, 2010 reflecting growth of $100.8 million, or 18%, in core account balances, partially offset by a decrease of $30.1 million, or 6%, in certificates of deposit. The strong growth in core account balances was driven by the success of sales and marketing initiatives, particularly in our new Worcester market, competitive products and pricing and excellent customer service. Core deposit balances were $661.4 million, or 60% of total deposits at September 30, 2010 compared to $560.7 million, or 54.0% at December 31, 2009.

Short- term borrowing decreased $13.4 million, or 18% and long-term debt declined $51.0 million, or 28% mainly due to the use of proceeds from the sales of loans and mortgage backed securities to pay down FHLB advances.

Credit Quality/Reserve Coverage:

Non-performing assets totaled $12.9 million, or 0.83% of total assets, at September 30, 2010 compared to $17.9 million, or 1.16% of total assets, at December 31, 2009. The Company’s total non-performing assets at December 31, 2009 included a $3.5 million commercial real estate loan, which was restructured during the first quarter of 2010. This loan is classified as a performing troubled debt restructure and was returned to accrual status at June 30, 2010 as the customer has been current on the new payments for six months.

Excluding the $219.9 million outstanding balance of loans acquired from Commonwealth National Bank and $21.8 million outstanding balance of loans purchased from other financial institutions, the ratio of the allowance for loan losses to total loans would have been 1.16% at September 30, 2010. Excluding the $2.4 million outstanding balance of non-performing loans acquired from Commonwealth National Bank, the ratio of the allowance for loan losses to non-performing loans would have been 107.49% at September 30, 2010. For the quarter ended September 30, 2010, net charge-offs totaled $527,000 or 0.19% of average loans outstanding on an annualized basis.

Capital and Liquidity:

Total equity declined $3.2 million, or 1.4%, to $222 million at September 30, 2010 driven by the repurchase of 668,454 shares of common stock at a total cost of $10.1 million and dividends of $3.4 million, partially offset by net income of $7.4 million, stock based incentive plan expenses of $1.8 million and an increase in net unrealized gains on securities of $641,000. The Company remains well capitalized with a tangible equity-to-tangible assets ratio of 14.01% at September 30, 2010. At September 30, 2010, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and the Federal Reserve Bank as well as access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company of United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank operates 16 full service branch offices and two express drive-up branches located throughout Hampden and Hampshire Counties in Western Massachusetts and six full service branch offices located in Worcester County. Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed in this press release may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except par value amounts)

	September 30, 2010	December 31, 2009	September 30, 2009
	(unaudited)	(audited)	(unaudited)
Assets

Cash and cash equivalents	$53,622	$21,877	$12,978
Short-term investments	—	1,096	1,091
Investment securities	303,203	306,478	281,136
Loans held for sale	1,020	—	—

Loans:
Residential mortgages	307,467	343,300	327,765
Commercial mortgages	433,250	409,680	289,196
Construction loans	35,522	48,808	32,903
Commercial loans	161,482	159,437	88,307
Home equity loans	140,382	137,371	123,807
Consumer loans	20,313	23,645	24,831

Total loans	1,098,416	1,122,241	886,809

Net deferred loan costs and fees	2,308	2,355	2,131
Allowance for loan losses	(9,945)	(9,180)	(9,497)

Loans, net	1,090,779	1,115,416	879,443

Federal Home Loan Bank of Boston stock, at cost	15,365	15,365	12,223
Other real estate owned	1,200	1,545	556
Deferred tax asset, net	11,732	11,295	10,026
Premises and equipment, net	15,454	15,935	14,046
Bank-owned life insurance	28,844	28,476	28,143
Goodwill	7,981	7,844	—
Other assets	15,693	15,713	7,831

Total assets	$1,544,893	$1,541,040	$1,247,473

Liabilities and Stockholders’ Equity

Deposits:
Demand	$171,022	$154,374	$115,216
NOW	39,361	42,262	31,783
Savings	193,868	174,270	134,784
Money market	257,184	189,763	190,145
Certificates of deposit	448,182	478,258	368,397

Total deposits	1,109,617	1,038,927	840,325

Short-term borrowings	62,127	75,488	28,946
Long-term debt	129,003	179,988	146,526
Subordinated debentures	5,425	5,357	—
Escrow funds held for borrowers	2,025	1,977	2,130
Capitalized lease obligations	5,044	5,141	5,173
Accrued expenses and other liabilities	9,617	8,916	7,939

Total liabilities	1,322,858	1,315,794	1,031,039

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 18,706,933 at September 30, 2010 and December 31, 2009; 17,763,747 at September 30, 2009	187	187	178
Additional paid-in capital	179,731	178,666	166,326
Retained earnings	81,425	77,456	77,609
Unearned compensation	(10,923)	(11,441)	(11,613)
Accumulated other comprehensive income, net of taxes	5,720	5,358	5,394
Treasury stock, at cost (2,536,789 shares at September 30, 2010, 1,868,335 shares at December 31, 2009 and 1,594,302 shares at September 30, 2009)	(34,105)	(24,980)	(21,460)

Total stockholders’ equity	222,035	225,246	216,434

Total liabilities and stockholders’ equity	$1,544,893	$1,541,040	$1,247,473

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$15,406	$12,036	$46,267	$35,808
Investments	2,972	3,282	9,386	10,543
Other interest-earning assets	17	7	35	24

Total interest and dividend income	18,395	15,325	55,688	46,375

Interest expense:
Deposits	3,501	3,454	10,383	10,923
Borrowings	1,727	1,897	5,355	5,780

Total interest expense	5,228	5,351	15,738	16,703

Net interest income before provision for loan losses	13,167	9,974	39,950	29,672

Provision for loan losses	750	800	1,933	2,015

Net interest income after provision for loan losses	12,417	9,174	38,017	27,657

Non-interest income:
Net gain on sales of loans	212	—	409	363
Net (losses) gains on sales of securities	(189)	—	(189)	461
Impairment charges on securities	—	—	(145)	—
Fee income on depositors’ accounts	1,295	1,257	4,006	3,526
Wealth management income	198	136	503	480
Income from bank-owned life insurance	340	372	1,026	1,026
Other income	247	220	749	575

Total non-interest income	2,103	1,985	6,359	6,431

Non-interest expense:
Salaries and benefits	6,121	4,625	18,167	13,904
Occupancy expenses	830	598	2,557	1,904
Marketing expenses	399	337	1,581	1,093
Data processing expenses	1,023	877	3,049	2,518
Professional fees	431	211	1,330	929
Acquisition related expenses	—	270	1,148	1,431
FDIC insurance assessments	365	83	1,105	1,313
Other expenses	1,287	1,092	4,168	3,186

Total non-interest expense	10,456	8,093	33,105	26,278

Income before income taxes	4,064	3,066	11,271	7,810

Income tax expense	1,387	1,165	3,910	3,226

Net income	$2,677	$1,901	$7,361	$4,584

Earnings per share:
Basic	$0.18	$0.13	$0.48	$0.30
Diluted	$0.18	$0.13	$0.48	$0.30

Weighted average shares outstanding:
Basic	15,132	14,998	15,395	15,293
Diluted	15,224	15,005	15,467	15,303

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Sep. 30 2010		Jun. 30 2010		Mar. 31 2010		Dec. 31 2009		Sep. 30 2009
Operating Results:
Net interest income	$13,167		$13,287		$13,496		$11,328		$9,974
Loan loss provision	750		450		733		983		800
Non-interest income	2,103		2,219		2,037		2,245		1,985
Non-interest expense	10,456		10,631	(1)	12,018	(1)	10,580	(1)	8,093	(1)
Net income	2,677		2,933		1,751		1,222		1,901

Performance Ratios (annualized):
Return on average assets	0.70%		0.77%		0.46	%(2)	0.36	%(2)	0.61	%(2)
Return on average equity	4.80%		5.24%		3.12	%(2)	2.23	%(2)	3.55	%(2)
Net interest margin	3.64%		3.69%		3.76%		3.53%		3.38%
Non-interest income to average total assets	0.55%		0.58%		0.53%		0.67%		0.64%
Non-interest expense to average total assets	2.73%		2.79	%(3)	3.14	%(3)	3.14	%(3)	2.60	%(3)
Efficiency ratio (4)	68.58%		69.05	%(3)	77.09	%(3)	77.95	%(3)	67.67	%(3)

Per Share Data:
Diluted earnings per share	$0.18		$0.19		$0.11		$0.08		$0.13
Tangible book value per share	$13.24	(5)	$13.17	(5)	$12.93	(5)	$12.93	(5)	$13.39
Market price at period end	$13.51		$13.65		$13.98		$13.11		$11.58

Risk Profile
Tangible equity as a percentage of tangible assets	13.93	%(5)	14.01	%(5)	14.39	%(5)	14.18	%(5)	17.35%
Net charge-offs to average loans outstanding (annualized)	0.19%		0.12%		0.11%		0.54%		0.12%
Non-performing assets as a percent of total assets	0.83%		1.20%		1.22%		1.16%		0.92%
Non-performing loans as a percent of total loans, gross	1.06%		1.19%		1.49%		1.45%		1.23%
Allowance for loan losses as a percent of total loans, gross	0.90	%(6)	0.89	%(6)	0.87	%(6)	0.82	%(6)	1.07%
Allowance for loan losses as a percent of non-performing loans	85.30	%(7)	74.58	%(7)	58.38	%(7)	56.36	%(7)	86.73%

Average Balances
Loans	$1,091,859		$1,100,409		$1,112,329		$960,921		$878,683
Securities	298,335		294,849		302,916		289,393		279,442
Total interest-earning assets	1,447,147		1,439,677		1,434,256		1,282,187		1,181,647
Total assets	1,533,489		1,526,154		1,529,209		1,349,727		1,243,906
Deposits	1,095,764		1,084,885		1,038,374		917,022		828,153
FHLBB advances	155,987		158,333		202,644		160,455		155,946
Stockholders’ Equity	222,995		223,928		224,786		219,650		214,300

Average Yields/Rates (annualized)
Loans	5.64%		5.60%		5.56%		5.51%		5.48%
Securities	3.98%		4.24%		4.35%		4.65%		4.70%
Total interest-earning assets	5.08%		5.15%		5.23%		5.18%		5.19%

Savings accounts	0.86%		0.96%		0.93%		0.96%		1.08%
Money market/NOW accounts	0.86%		0.87%		0.81%		0.87%		1.04%
Certificates of deposit	2.21%		2.14%		2.12%		2.56%		2.79%
FHLBB advances	3.61%		3.57%		3.06%		4.07%		4.22%
Total interest-bearing liabilities	1.85%		1.86%		1.85%		2.14%		2.37%

(1)	Includes acquisition related expenses totaling $169,000, $979,000, $1.4 million and $270,000 for the quarters ended June and March 2010 and December and September 2009, respectively.
(2)	Excluding acquisition related expenses totaling $808,000 (after tax), $1.1 million (after tax) and $270,000 for the quarters ended March 2010 and December and September 2009, respectively, the return on average assets would have been 0.67%, 0.69% and 0.70% and average equity would have been 4.55%, 4.22% and 4.05%, respectively. The total acquisition related expenses for the quarter ended September 2009 was non-deductible.
(3)	Excluding acquisition related expenses totaling $169,000, $979,000, $1.4 million and $270,000 for the quarters ended June and March 2010 and December and September 2009, respectively, non-interest expense to average total assets would have been 2.74%, 2.89%, 2.71% and 2.52% and the efficiency ratio would have been 67.95%, 70.81%, 67.40% and 65.42%, respectively.
(4)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(5)	Excludes the impact of goodwill of $8.0 million at September 2010, $7.7 million at June and March 2010 and $7.8 million at December 2009.
(6)	Excluding acquired loans of $219.9 million, $228.8 million, $240.5 million and $242.9 million and loans purchased from other financial institutions of $21.8 million, $22.1 million, $22.4 million and $22.7 million at September, June and March 2010 and December 2009, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.16% for the quarters ended September 2010, 1.15% for the quarters ended June and March 2010 and 1.07% for the quarter ended December 2009.
(7)	Excluding non-performing acquired loans of $2.4 million at September 2010, $2.7 million at June and March 2010 and $3.3 million at December 2009, allowance for loan losses as a percent of non-performing loans would have been 107.49%, 93.67%, 69.76% and 70.44%, respectively.